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                                                                      Exhibit 21

                        Subsidiaries of the Registrant


Name                                        Jurisdiction of Organization   D/B/A

Ceres Alliance L.L.C.                           Delaware                    n/a

Ceres Trading Limited Partnership               Delaware                    n/a

CBOT/Eurex Alliance L.L.C.*                     Delaware                    n/a

Electronic Chicago Board of Trade, Inc.         Delaware                    n/a

The MidAmerica Commodity Exchange               Illinois                    n/a

C-B-T Corporation                               Illinois                    n/a

* Ceres Alliance L.L.C., which is a wholly-owned subsidiary of Ceres Trading Limited Partnership, a controlled subsidiary of Board of Trade of the City of Chicago, Inc., owns a 50% interest in CBOT/Eurex Alliance L.L.C. (the "Alliance"). However, the CBOT accounts for its interest in Alliance under the equity method and therefore, for accounting purposes, would not normally be deemed to be a "subsidiary."